Exhibit 99.1

Aptiv Reports Second Quarter 2020 Financial Results

DUBLIN - Aptiv PLC (NYSE: APTV), a global technology company focused on making mobility safer, greener and more connected, today reported a second quarter 2020 U.S. GAAP loss of $1.43 per diluted share. Excluding special items, the second quarter loss totaled $1.10 per diluted share. These results include the adverse impacts of global vehicle production declines of 45% (54% on an Aptiv weighted market basis1) in the second quarter, largely resulting from the ongoing impacts of the novel coronavirus (“COVID-19”) pandemic.

Second Quarter Highlights Include:
•U.S. GAAP revenue of $2.0 billion, a decrease of 46%
◦Revenue decreased 43% adjusted for currency exchange, commodity movements and divestitures; largely resulting from volume declines associated with the adverse impacts of the COVID-19 pandemic
•U.S. GAAP net loss of $369 million, diluted loss per share of $1.43
◦Excluding special items, diluted loss per share of $1.10
•U.S. GAAP operating loss of $311 million
◦Adjusted Operating Loss of $229 million; Adjusted EBITDA loss of $49 million
•Cash used in operations of $106 million
•Executed ordinary and preferred equity offerings which generated net proceeds of $2.23 billion; enhancing financial flexibility and strengthening long-term position
Year-to-Date Highlights Include:
•U.S. GAAP revenue of $5.2 billion, a decrease of 28%
◦Revenue decreased 26% adjusted for currency exchange, commodity movements and divestitures; largely resulting from volume declines associated with the adverse impacts of the COVID-19 pandemic
•U.S. GAAP net income of $1,203 million, diluted earnings per share of $4.66; which includes a gain of $5.57 per diluted share resulting from the completion of the autonomous driving joint venture in the first quarter
◦Excluding special items, diluted loss per share of $0.44
•U.S. GAAP operating income of $1,308 million; which includes a gain of $1,434 million resulting from the completion of the autonomous driving joint venture in the first quarter
◦Adjusted Operating Income of $2 million; Adjusted EBITDA of $362 million
•Generated $55 million of cash from operations

1	Represents global vehicle production weighted to the geographic regions in which the Company generates its revenue (“AWM”).

“I am extremely proud of how our organization came together and operated as One Aptiv during the second  quarter, keeping our employees safe while delivering for our customers in the wake of the pandemic,” said Kevin Clark, president and chief executive officer. “Our teams worked tirelessly to ensure Aptiv's facilities were ready to safely resume operations while also executing launches flawlessly with our customers. As a result, our second-quarter performance reflects the benefits of our strategically positioned product portfolio and our more sustainable business model. As we move forward, we are prepared for the possibility of continued variability in customer and market demand, leveraging our flexible cost structure, strong balance sheet and key growth initiatives to remain resilient in the face of these challenges while continuing to create long-term value for all of our stakeholders.”

Second Quarter 2020 Results
For the three months ended June 30, 2020, the Company reported U.S. GAAP revenue of $2.0 billion, a decrease of 46% from the prior year period, which includes volume declines of 42% primarily resulting from the impacts of the COVID-19 pandemic, which also resulted in global vehicle production declines of 45% (54% on an AWM basis) over the same period. Adjusted for currency exchange, commodity movements and divestitures, revenue decreased by 43% in the second quarter. This reflects declines of 64% in North America, 51% in Europe, 1% in Asia, which includes growth of 14% in China, and 54% in South America, our smallest region.
The Company reported a second quarter 2020 U.S. GAAP net loss of $369 million and a loss of $1.43 per diluted share, compared to net income of $274 million and earnings of $1.07 per diluted share in the prior year period. Second quarter Adjusted Net Loss, a non-GAAP financial measure defined below, totaled $287 million, or a loss of $1.10 per diluted share, including the adverse impacts of the COVID-19 pandemic on global vehicle production, compared to Adjusted Net Income of $342 million, or earnings of $1.33 per diluted share, in the prior year period.
Second quarter Adjusted Operating Loss, a non-GAAP financial measure defined below, was $229 million, compared to Adjusted Operating Income of $405 million in the prior year period. Adjusted Operating margin was (11.7)%, compared to 11.2% in the prior year period, primarily as a result of declines in global vehicle production and consumer demand, work stoppages, disruptions to our supply chain and other adverse global economic impacts, particularly those resulting from governmental “lock-down” orders for all non-essential activities, due to the COVID-19 pandemic. Depreciation and amortization expense totaled $184 million, a decrease from $188 million in the prior year period.
Interest expense for the second quarter totaled $44 million, as compared to $43 million in the prior year period.
Tax benefit in the second quarter of 2020 was $14 million, resulting in an effective tax rate of approximately 4%. Tax expense in the second quarter of 2019 was $31 million, resulting in an effective tax rate of approximately 10%.
Net cash flow used by operating activities totaled $106 million in the second quarter, compared to net cash flow generated by operating activities of $512 million in the prior year period.

Year-to-Date 2020 Results
For the six months ended June 30, 2020, the Company reported U.S. GAAP revenue of $5.2 billion, a decrease of 28% from the prior year period, which includes volume declines of 25% primarily resulting from the impacts of the COVID-19 pandemic, which also resulted in global vehicle production declines of 33% (37% on an AWM basis) over the same period. Adjusted for currency exchange, commodity movements and divestitures, revenue decreased by 26% during the period. This reflects declines of 36% in North America, 24% in Europe, 11% in Asia which includes a decline of 8% in China and 24% in South America, our smallest region.
For the 2020 year-to-date period, the Company reported U.S. GAAP net income of $1,203 million and earnings of $4.66 per diluted share, compared to $514 million and $1.99 per diluted share in the prior year period. Year-to-date Adjusted Net Loss totaled $114 million, or losses of $0.44 per diluted share, compared to Adjusted Net Income of $615 million, or earnings of $2.38 per diluted share, in the prior year period.
The Company reported Adjusted Operating Income of $2 million for the six months ended June 30, 2020, compared to $750 million in the prior year period. Adjusted Operating margin was nil for the six months ended June 30, 2020, compared to 10.4% in the prior year period, primarily as a result of declines in global vehicle production and consumer demand, work stoppages, disruptions to our supply chain and other adverse global economic impacts, particularly those resulting from governmental “lock-down” orders for all non-essential activities, due to the COVID-19 pandemic. Depreciation and amortization expense totaled $364 million, an increase from $361 million in the prior year period.
Interest expense for the six months ended June 30, 2020 totaled $87 million, as compared to $81 million in the prior year period.
Tax benefit for the six months ended June 30, 2020 was $4 million, resulting in an effective tax rate of nil. Tax expense in the prior year period was $64 million, resulting in an effective tax rate of approximately 11%, which included approximately 4 points for the impact of favorable discrete items recorded during the period.
The Company generated net cash flow from operating activities of $55 million in the six months ended June 30, 2020, compared to $596 million in the prior year period. As of June 30, 2020, the Company had cash and cash equivalents of $1.9 billion and total available liquidity of $4.1 billion.
Reconciliations of Adjusted Revenue Growth, Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share, Adjusted Operating Income (Loss), Adjusted EBITDA and Cash Flow Before Financing, which are non-GAAP measures, to the most directly comparable financial measures, respectively, calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”) are provided in the attached supplemental schedules.

Public Equity Offerings
In June 2020, the Company issued approximately 15.1 million ordinary shares resulting in net proceeds of approximately $1,115 million and concurrently issued 11.5 million of 5.50% Mandatory Convertible Preferred Shares (the “MCPS”) resulting in additional net proceeds of approximately $1,115 million. Holders of the MCPS will be entitled to receive cumulative dividends quarterly at an annual rate of 5.50% commencing on September 15, 2020. The MCPS will mandatorily convert to ordinary shares on June 15, 2023. This action is in addition to previous decisive actions taken by the Company in response to the COVID-19 pandemic, including extending substantially all of its existing Revolving Credit Facility’s maturity to August 2022, announcing the suspension of its annual ordinary share cash dividend payments and ceasing further share repurchases. These actions, together with the equity offerings, significantly enhance the Company’s liquidity and financial flexibility, while strengthening the Company’s long-term position, which the Company expects to lead to additional value creation opportunities.

Q3 and Full Year 2020 Outlook
As the Company previously communicated, the current economic environment remains highly uncertain and the continued impacts of the COVID-19 pandemic remain uncertain, including the outlook for consumer demand and potential supply chain interruptions adversely impacting vehicle production. As a result, the Company will not be providing third quarter and full year 2020 financial guidance at this time.

Conference Call and Webcast
The Company will host a conference call to discuss these results at 8:00 a.m. (ET) today, which is accessible by dialing +1.800.367.2403 (U.S. and Canada) or +1.334.777.6978 (international) or through a webcast at ir.aptiv.com. The conference ID number is 8883735. A slide presentation will accompany the prepared remarks and has been posted on the investor relations section of the Company’s website. A replay will be available two hours following the conference call.

Use of Non-GAAP Financial Information
This press release contains information about Aptiv’s financial results which are not presented in accordance with GAAP. Specifically, Adjusted Revenue Growth, Adjusted Operating Income (Loss), Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share and Cash Flow Before Financing are non-GAAP financial measures. Adjusted Revenue Growth represents the year-over-year change in reported net sales relative to the comparable period, excluding the impact on net sales from currency exchange, commodity movements and divestitures. Adjusted Operating Income (Loss) represents net income (loss) attributable to Aptiv before interest expense, other income (expense), net, income tax (expense) benefit, equity income (loss), net of tax, restructuring, other acquisition and portfolio project costs, asset impairments, gains (losses) on business divestitures and other transactions and deferred compensation related to acquisitions. Other acquisition and portfolio project costs include costs incurred to integrate acquired businesses and to plan and execute product portfolio transformation actions, including business and product acquisitions and divestitures. Adjusted Operating margin is defined as Adjusted Operating Income (Loss) as a percentage of net sales. Adjusted EBITDA represents net income (loss) attributable to Aptiv before depreciation and amortization (including asset impairments), interest expense, other income (expense), net, income tax (expense) benefit, equity income (loss), net of tax, restructuring and other special items.
Adjusted Net Income (Loss) represents net income (loss) attributable to Aptiv before restructuring and other special items, including the tax impact thereon. Adjusted Net Income (Loss) Per Share represents Adjusted Net Income (Loss) divided by the Adjusted Weighted Average Number of Diluted Shares Outstanding for the period. The Adjusted Weighted Average Number of Diluted Shares Outstanding assumes the application of the if-converted method of share dilution, if not already applied for U.S. GAAP purposes of calculating the weighted average number of diluted shares outstanding. Cash Flow Before Financing represents cash provided by (used in) operating activities plus cash provided by (used in) investing activities, adjusted for the purchase price of business acquisitions and net proceeds from the divestiture of other significant businesses.
Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position, results of operations and liquidity. In particular, management believes Adjusted Revenue Growth, Adjusted Operating Income (Loss), Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share and Cash Flow Before Financing are

useful measures in assessing the Company’s ongoing financial performance that, when reconciled to the corresponding GAAP measure, provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance and that may obscure underlying business results and trends. Management also uses these non-GAAP financial measures for internal planning and forecasting purposes.
Such non-GAAP financial measures are reconciled to the most directly comparable GAAP financial measures in the attached supplemental schedules at the end of this press release. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

About Aptiv
Aptiv is a global technology company that develops safer, greener and more connected solutions enabling the future of mobility. Visit aptiv.com.

Forward-Looking Statements
This press release, as well as other statements made by Aptiv PLC (the “Company”), contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events, certain investments and acquisitions and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the actual results of the Company to be materially different from any future results. All statements that address future operating, financial or business performance or the Company’s strategies or expectations are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global and regional economic conditions, including conditions affecting the credit market; uncertainties posed by the COVID-19 pandemic and the difficulty in predicting its future course and its impact on the global economy and the Company’s future operations; fluctuations in interest rates and foreign currency exchange rates; the cyclical nature of global automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material integral to the Company’s products; the Company’s ability to maintain contracts that are critical to its operations; potential changes to beneficial free trade laws and regulations such as the United States-Mexico-Canada Agreement; the ability of the Company to integrate and realize the expected benefits of recent transactions; the ability of the Company to attract, motivate and/or retain key executives; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers; and the ability of the Company to attract and retain customers. Additional factors are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s filings with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.
# # #

APTIV PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in millions, except per share amounts)
Net sales	$1,960	$3,627	$5,186	$7,202
Operating expenses:
Cost of sales	1,947	2,958	4,672	5,920
Selling, general and administrative	217	260	469	516
Amortization	35	43	71	77
Restructuring	72	31	100	57
Gain on autonomous driving joint venture	—	—	(1,434)	—
Total operating expenses	2,271	3,292	3,878	6,570
Operating (loss) income	(311)	335	1,308	632
Interest expense	(44)	(43)	(87)	(81)
Other (expense) income, net	(6)	6	(7)	22
(Loss) income before income taxes and equity income	(361)	298	1,214	573
Income tax benefit (expense)	14	(31)	4	(64)
(Loss) income before equity income	(347)	267	1,218	509
Equity (loss) income, net of tax	(18)	4	(16)	7
Net (loss) income	(365)	271	1,202	516
Net income (loss) attributable to noncontrolling interest	1	(3)	(4)	2
Net (loss) income attributable to Aptiv	(366)	274	1,206	514
Mandatory Convertible Preferred Share dividends	(3)	—	(3)	—
Net (loss) income attributable to ordinary shareholders	$(369)	$274	$1,203	$514

Diluted net (loss) income per share:
Diluted net (loss) income per share attributable to ordinary shareholders	$(1.43)	$1.07	$4.66	$1.99
Weighted average number of diluted shares outstanding	258.21	257.26	258.59	258.40

APTIV PLC
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(Unaudited)
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,885	$412
Restricted cash	32	16
Accounts receivable, net	1,834	2,569
Inventories	1,212	1,286
Other current assets	449	504
Assets held for sale	—	532
Total current assets	5,412	5,319
Long-term assets:
Property, net	3,196	3,309
Operating lease right-of-use assets	377	413
Investments in affiliates	2,073	106
Intangible assets, net	1,104	1,186
Goodwill	2,401	2,407
Other long-term assets	717	719
Total long-term assets	9,868	8,140
Total assets	$15,280	$13,459
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$200	$393
Accounts payable	1,432	2,463
Accrued liabilities	1,227	1,155
Liabilities held for sale	—	43
Total current liabilities	2,859	4,054
Long-term liabilities:
Long-term debt	3,946	3,971
Pension benefit obligations	468	483
Long-term operating lease liabilities	293	329
Other long-term liabilities	588	611
Total long-term liabilities	5,295	5,394
Total liabilities	8,154	9,448
Commitments and contingencies
Total Aptiv shareholders’ equity	6,942	3,819
Noncontrolling interest	184	192
Total shareholders’ equity	7,126	4,011
Total liabilities and shareholders’ equity	$15,280	$13,459

APTIV PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2020	2019
	(in millions)
Cash flows from operating activities:
Net income	$1,202	$516
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	364	361
Restructuring expense, net of cash paid	13	(2)
Deferred income taxes	(22)	1
Income from equity method investments, net of dividends received	16	(4)
Loss on modification of debt	4	—
Loss on extinguishment of debt	—	6
Gain on autonomous driving joint venture, net	(1,434)	—
Other, net	39	56
Changes in operating assets and liabilities:
Accounts receivable, net	734	(190)
Inventories	74	(22)
Accounts payable	(902)	26
Other, net	(17)	(131)
Pension contributions	(16)	(21)
Net cash provided by operating activities	55	596
Cash flows from investing activities:
Capital expenditures	(372)	(451)
Proceeds from sale of property / investments	4	9
Cost of business acquisitions and other transactions, net	(27)	(23)
Cost of technology investments	—	(3)
Settlement of derivatives	1	(1)
Net cash used in investing activities	(394)	(469)
Cash flows from financing activities:
(Decrease) increase in other short and long-term debt, net	(220)	192
Repayment of senior notes	—	(654)
Proceeds from issuance of senior notes, net of issuance costs	—	641
Fees related to modification of debt agreements	(18)	—
Proceeds from the public offering of ordinary shares, net of issuance costs	1,115	—
Proceeds from the public offering of preferred shares, net of issuance costs	1,115	—
Dividend payments of consolidated affiliates to minority shareholders	(6)	—
Repurchase of ordinary shares	(57)	(346)
Distribution of cash dividends	(56)	(114)
Taxes withheld and paid on employees’ restricted share awards	(33)	(34)
Net cash provided by (used in) financing activities	1,840	(315)
Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(13)	1
Increase (decrease) in cash, cash equivalents and restricted cash	1,488	(187)
Cash, cash equivalents and restricted cash at beginning of the period	429	568
Cash, cash equivalents and restricted cash at end of the period	$1,917	$381

APTIV PLC
FOOTNOTES
(Unaudited)

1. Segment Summary

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	%	2020	2019	%
	(in millions)			(in millions)
Net Sales
Signal and Power Solutions	$1,435	$2,585	(44)%	$3,765	$5,147	(27)%
Advanced Safety and User Experience	530	1,050	(50)%	1,432	2,073	(31)%
Eliminations and Other (a)	(5)	(8)		(11)	(18)
Net Sales	$1,960	$3,627		$5,186	$7,202

Adjusted Operating (Loss) Income
Signal and Power Solutions	$(143)	$337	(142)%	$82	$620	(87)%
Advanced Safety and User Experience	(86)	68	(226)%	(80)	130	(162)%
Eliminations and Other (a)	—	—		—	—
Adjusted Operating (Loss) Income	$(229)	$405		$2	$750

(a) Eliminations and Other includes the elimination of inter-segment transactions.

2. Weighted Average Number of Diluted Shares Outstanding
The following table illustrates the weighted average shares outstanding used in calculating basic and diluted net income (loss) per share attributable to ordinary shareholders for the three and six months ended June 30, 2020 and 2019:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in millions, except per share amounts)
Weighted average ordinary shares outstanding, basic	258.03	257.02	256.77	258.04
Dilutive shares related to RSUs	0.18	0.24	0.25	0.36
Weighted average MCPS Converted Shares	—	—	1.57	—
Weighted average ordinary shares outstanding, including dilutive shares	258.21	257.26	258.59	258.40
Net (loss) income per share attributable to ordinary shareholders:
Basic	$(1.43)	$1.07	$4.69	$1.99
Diluted	$(1.43)	$1.07	$4.66	$1.99

APTIV PLC
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In this press release the Company has provided information regarding certain non-GAAP financial measures, including “Adjusted Revenue Growth,” “Adjusted Operating Income (Loss),” “Adjusted EBITDA,” “Adjusted Net Income (Loss),” “Adjusted Net Income (Loss) Per Share” and “Cash Flow Before Financing.” Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the following schedules.

Adjusted Revenue Growth: Adjusted Revenue Growth is presented as a supplemental measure of the Company’s financial performance which management believes is useful to investors in assessing the Company’s ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance and which may obscure underlying business results and trends. Our management utilizes Adjusted Revenue Growth in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Adjusted Revenue Growth is defined as the year-over-year change in reported net sales relative to the comparable period, excluding the impact on net sales from currency exchange, commodity movements and divestitures and other transactions. Not all companies use identical calculations of Adjusted Revenue Growth, therefore this presentation may not be comparable to other similarly titled measures of other companies.

Three Months Ended June 30, 2020

Reported net sales % change	(46)%
Less: foreign currency exchange and commodities	(3)%
Less: divestitures and other, net	—%
Adjusted revenue growth	(43)%

Six Months Ended June 30, 2020

Reported net sales % change	(28)%
Less: foreign currency exchange and commodities	(2)%
Less: divestitures and other, net	—%
Adjusted revenue growth	(26)%

Adjusted Operating Income (Loss): Adjusted Operating Income (Loss) is presented as a supplemental measure of the Company’s financial performance which management believes is useful to investors in assessing the Company’s ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance and which may obscure underlying business results and trends. Our management utilizes Adjusted Operating Income (Loss) in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Management also utilizes Adjusted Operating Income (Loss) as the key performance measure of segment income or loss and for planning and forecasting purposes to allocate resources to our segments, as management also believes this measure is most reflective of the operational profitability or loss of our operating segments. Adjusted Operating Income (Loss) is defined as net income (loss) attributable to Aptiv before interest expense, other income (expense), net, income tax (expense) benefit, equity income (loss), net of tax, restructuring and other special items. Not all companies use identical calculations of Adjusted Operating Income (Loss), therefore this presentation may not be comparable to other similarly titled measures of other companies. Operating margin represents Operating income (loss) as a percentage of net sales, and Adjusted Operating margin represents Adjusted Operating Income (Loss) as a percentage of net sales.

Consolidated Adjusted Operating Income (Loss)
	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
	($ in millions)
	$	Margin	$	Margin	$	Margin	$	Margin
Net (loss) income attributable to Aptiv	$(366)		$274		$1,206		$514
Interest expense	44		43		87		81
Other expense (income), net	6		(6)		7		(22)
Income tax (benefit) expense	(14)		31		(4)		64
Equity loss (income), net of tax	18		(4)		16		(7)
Net income (loss) attributable to noncontrolling interest	1		(3)		(4)		2
Operating (loss) income	$(311)	(15.9)%	$335	9.2%	$1,308	25.2%	$632	8.8%
Restructuring	72		31		100		57
Other acquisition and portfolio project costs	2		17		16		28
Asset impairments	4		10		4		10
Deferred compensation related to nuTonomy acquisition	4		12		8		23
Gain on business divestitures and other transactions	—		—		(1,434)		—
Adjusted operating (loss) income	$(229)	(11.7)%	$405	11.2%	$2	—%	$750	10.4%

Segment Adjusted Operating Income (Loss)
(in millions)
Three Months Ended June 30, 2020	Signal and Power Solutions	Advanced Safety and User Experience	Eliminations and Other	Total
Operating loss	$(208)	$(103)	$—	$(311)
Restructuring	60	12	—	72
Other acquisition and portfolio project costs	1	1	—	2
Asset impairments	4	—	—	4
Deferred compensation related to nuTonomy acquisition	—	4	—	4
Adjusted operating loss	$(143)	$(86)	$—	$(229)

Depreciation and amortization (a)	$143	$41	$—	$184

Three Months Ended June 30, 2019	Signal and Power Solutions	Advanced Safety and User Experience	Eliminations and Other	Total
Operating income	$302	$33	$—	$335
Restructuring	23	8	—	31
Other acquisition and portfolio project costs	11	6	—	17
Asset impairments	1	9	—	10
Deferred compensation related to nuTonomy acquisition	—	12	—	12
Adjusted operating income	$337	$68	$—	$405

Depreciation and amortization (a)	$136	$52	$—	$188

Six Months Ended June 30, 2020	Signal and Power Solutions	Advanced Safety and User Experience	Eliminations and Other	Total
Operating (loss) income	$(9)	$1,317	$—	$1,308
Restructuring	79	21	—	100
Other acquisition and portfolio project costs	8	8	—	16
Asset impairments	4	—	—	4
Deferred compensation related to nuTonomy acquisition	—	8	—	8
Gain on business divestitures and other transactions	—	(1,434)	—	(1,434)
Adjusted operating income (loss)	$82	$(80)	$—	$2

Depreciation and amortization (a)	$282	$82	$—	$364

Six Months Ended June 30, 2019	Signal and Power Solutions	Advanced Safety and User Experience	Eliminations and Other	Total
Operating income	$559	$73	$—	$632
Restructuring	42	15	—	57
Other acquisition and portfolio project costs	18	10	—	28
Asset impairments	1	9	—	10
Deferred compensation related to nuTonomy acquisition	—	23	—	23
Adjusted operating income	$620	$130	$—	$750

Depreciation and amortization (a)	$267	$94	$—	$361

(a) Includes asset impairments.

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s financial performance which management believes is useful to investors in assessing the Company’s ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance and which may obscure underlying business results and trends. Our management utilizes Adjusted EBITDA in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Adjusted EBITDA is defined as net income (loss) attributable to Aptiv before depreciation and amortization (including asset impairment), interest expense, other income (expense), net, income tax (expense) benefit, equity income (loss), net of tax, restructuring and other special items. Not all companies use identical calculations of Adjusted EBITDA, therefore this presentation may not be comparable to other similarly titled measures of other companies.

Consolidated Adjusted EBITDA
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in millions)
Net (loss) income attributable to Aptiv	$(366)	$274	$1,206	$514
Interest expense	44	43	87	81
Other expense (income), net	6	(6)	7	(22)
Income tax (benefit) expense	(14)	31	(4)	64
Equity loss (income), net of tax	18	(4)	16	(7)
Net income (loss) attributable to noncontrolling interest	1	(3)	(4)	2
Operating (loss) income	(311)	335	1,308	632
Depreciation and amortization	184	188	364	361
EBITDA	$(127)	$523	$1,672	$993
Restructuring	72	31	100	57
Other acquisition and portfolio project costs	2	17	16	28
Deferred compensation related to nuTonomy acquisition	4	12	8	23
Gain on business divestitures and other transactions	—	—	(1,434)	—
Adjusted EBITDA	$(49)	$583	$362	$1,101

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share: Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share, which are non-GAAP measures, are presented as supplemental measures of the Company’s financial performance which management believes are useful to investors in assessing the Company’s ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance and which may obscure underlying business results and trends. Management utilizes Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Adjusted Net Income (Loss) is defined as net income (loss) attributable to Aptiv before restructuring and other special items, including the tax impact thereon. Adjusted Net Income (Loss) Per Share is defined as Adjusted Net Income (Loss) divided by the Adjusted Weighted Average Number of Diluted Shares Outstanding, as reconciled below, for the period. Not all companies use identical calculations of Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share, therefore this presentation may not be comparable to other similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in millions, except per share amounts)
Net (loss) income attributable to ordinary shareholders	$(369)	$274	$1,203	$514
Mandatory Convertible Preferred Share dividends	3	—	3	—
Net (loss) income attributable to Aptiv	(366)	274	1,206	514
Adjusting items:
Restructuring	72	31	100	57
Other acquisition and portfolio project costs	2	17	16	28
Asset impairments	4	10	4	10
Deferred compensation related to nuTonomy acquisition	4	12	8	23
Gain on business divestitures and other transactions	—	—	(1,434)	—
Debt modification costs	4	—	4	—
Debt extinguishment costs	—	—	—	6
Gain on changes in fair value of equity investments	—	—	—	(19)
Tax impact of adjusting items (a)	(7)	(2)	(18)	(4)
Adjusted net (loss) income attributable to Aptiv	$(287)	$342	$(114)	$615

Adjusted weighted average number of diluted shares outstanding (b)	261.35	257.26	258.59	258.40
Diluted net (loss) income per share attributable to Aptiv	$(1.43)	$1.07	$4.66	$1.99
Adjusted net (loss) income per share	$(1.10)	$1.33	$(0.44)	$2.38

(a)	Represents the income tax impacts of the adjustments made for restructuring and other special items by calculating the income tax impact of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.
(b)
In June 2020, the Company issued $1,150 million in aggregate liquidation preference of 5.50% MCPS and received proceeds of $1,115 million, after deducting expenses and the underwriters’ discount of $35 million. Dividends on the MCPS are payable on a cumulative basis at an annual rate of 5.50% on the liquidation preference of $100 per share. Unless earlier converted, each share of MCPS will automatically convert on June 15, 2023 into between 1.0754 and 1.3173 shares of Aptiv’s ordinary shares, subject to further anti-dilution adjustments. For purposes of calculating Adjusted Net Income (Loss) Per Share, the Company has excluded the anticipated MCPS cash dividends and assumed the “if-converted” method of share dilution (the incremental ordinary shares deemed outstanding applying the “if-converted” method of calculating share dilution are referred to as the “Weighted average MCPS Converted Shares” in the following table). The Adjusted Weighted Average Number of Diluted Shares Outstanding calculated below, assumes the conversion of all 11.5 million MCPS and issuance of the underlying ordinary shares applying the “if-converted” method (method already applied for U.S. GAAP purposes of calculating the weighted average number of diluted shares outstanding for the six months ended June 30, 2020) on a weighted average outstanding basis for all periods subsequent to issuance of the MCPS. We believe that using the “if-converted” method provides additional insight to investors on the potential impact of the MCPS once they are converted into ordinary shares no later than June 15, 2023.

Adjusted Weighted Average Number of Diluted Shares Outstanding:
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in millions)
Weighted average number of diluted shares outstanding	258.21	257.26	258.59	258.40
Weighted average MCPS Converted Shares	3.14	—	—	—
Adjusted weighted average number of diluted shares outstanding	261.35	257.26	258.59	258.40

Cash Flow Before Financing: Cash Flow Before Financing is presented as a supplemental measure of the Company’s liquidity which is consistent with the basis and manner in which management presents financial information for the purpose of making internal operating decisions, evaluating its liquidity and determining appropriate capital allocation strategies. Management believes this measure is useful to investors to understand how the Company’s core operating activities generate and use cash. Cash Flow Before Financing is defined as cash provided by (used in) operating activities plus cash provided by (used in) investing activities, adjusted for the purchase price of business acquisitions and net proceeds from the divestiture of discontinued operations and other significant businesses. Not all companies use identical calculations of Cash Flow Before Financing, therefore this presentation may not be comparable to other similarly titled measures of other companies. The calculation of Cash Flow Before Financing does not reflect cash used to service debt, pay dividends or repurchase shares and, therefore, does not necessarily reflect funds available for investment or other discretionary uses.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in millions)
Cash flows from operating activities:
Net (loss) income	$(365)	$271	$1,202	$516
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	184	188	364	361
Restructuring expense, net of cash paid	28	3	13	(2)
Working capital	(107)	59	(94)	(186)
Pension contributions	(7)	(13)	(16)	(21)
Gain on autonomous driving joint venture, net	—	—	(1,434)	—
Other, net	161	4	20	(72)
Net cash (used in) provided by operating activities	(106)	512	55	596

Cash flows from investing activities:
Capital expenditures	(167)	(216)	(372)	(451)
Cost of business acquisitions and other transactions, net	(22)	(25)	(27)	(23)
Cost of technology investments	—	—	—	(3)
Settlement of derivatives	—	1	1	(1)
Other, net	2	6	4	9
Net cash used in investing activities	(187)	(234)	(394)	(469)

Adjusting items:
Adjustment for cost of business acquisitions and other transactions, net	22	25	27	23
Cash flow before financing	$(271)	$303	$(312)	$150

Investor Contact:
Elena Rosman
+1.917.994.3934
elena.rosman@aptiv.com

Media Contact:
Sarah McKinney
+1.617.603.7946
sarah.mckinney@aptiv.com